Exhibit 23.2

                         Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Amendment No. 1 to Form S-3 No. 333-72832) and related Prospectus of Capital One Financial Corporation for the registration of 3,728,643 shares of its common stock and to the incorporation by reference therein of our report dated January 16, 2001, except for Note E as to which the date is February 16, 2001, with respect to the consolidated financial statements of Capital One Financial Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP

                                                     January 16, 2002
                                                     McLean, Virginia